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                                                                     Exhibit 1


                    AMENDED AND RESTATED INVESTMENT AGREEMENT

            Investment Agreement, dated as of June 5, 1996, as amended and restated in its entirety, between MEI Holdings, L.P., a Delaware limited partnership (the "Purchaser"), and Mountasia Entertainment International, Inc., a Georgia corporation (the "Company").

            I. SHARE PURCHASE; WARRANT; OTHER FINANCING

            1.1. Share Purchase. (a) The Company has authorized the issuance and sale to the Purchaser hereunder of (i) a number of newly issued shares of Common Stock, no par value (the "Common Stock"), of the Company that equals 45.45% of the Closing Outstanding Shares (defined below), rounded up to the nearest whole number (the "Shares"), and (ii) a warrant substantially in the form of Exhibit A hereto (the "Warrant"), which will entitle the holder thereof to have issued to it shares of Common Stock on the terms and subject to the conditions of the Warrant (such shares of Common Stock, the "Warrant Shares"). For purposes of this Agreement, the term "Closing Outstanding Shares" means the number of shares of Common Stock outstanding immediately following the Closing.

            (b) On the terms and subject to the conditions hereinafter set forth, at the Closing, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, for an aggregate price equal to $40.0 million (the "Purchase Price"), the Shares and the Warrant (collectively, the "Securities").

            (c) As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser is willing to make available to the Company certain interim financing on the terms and subject to the conditions set forth in the documents attached as Exhibit B (collectively, the "Interim Financing Facility Commitment").

            (d) The Company will have the right to require the Purchaser to purchase, and the Purchaser will have the right to require the Company to sell to it, for a purchase price of up to $22,700,000 on the terms and subject to the conditions set forth in the document attached hereto as Exhibit G, either (i) if Shareholder Approval (as defined in Section 4.16) has been obtained, shares of Company Common Stock or (ii) if Shareholder Approval has not been obtained, shares of Company Series F Preferred Stock, no par value, the terms and conditions of which are attached as Annex A to Exhibit G ("Series F Preferred").

            1.2. Purchase Price. The Purchase Price will be payable on the terms and subject to the conditions hereof in cash by bank wire transfer of New York Clearing House funds to an
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account of the Company designated by the Company by written notice to the
Purchaser at least five calendar days prior to the Closing Date, provided that all or a portion of the principal amount of all financing from MEI Financings, L.P., an affiliate of the Purchaser ("MEIF"), to the Company under the Interim Financing Facility Commitment (plus accrued and unpaid interest and any other expenses relating thereto) will be applied by MEIF, on behalf of the Purchaser, and accepted by the Company, in lieu of cash to pay a portion of the Purchase Price in accordance with the Disbursement Instructions agreed to by the Company and the Purchaser.

            1.3. Closing. The closing (the "Closing") of the purchase and sale of the Securities will take place at the offices of Rogers & Hardin, 2700 Cain Tower, 229 Peachtree St., N.E., Atlanta, Georgia at 10:00 a.m. local time on August 28, 1996 or, if later, two business days after satisfaction or waiver of the conditions (other than the conditions to be satisfied concurrently with the Closing) set forth in Article V (or such other date to which the parties may agree); provided, that all conditions set forth in Article V are satisfied or waived at Closing. (The date on which the Closing occurs is the "Closing Date".)

            1.4.  Closing Deliveries.  (a) At or prior to the
Closing, the Purchaser will deliver to the Company:

            (i)  the Purchase Price, in accordance with Section
      1.2;

            (ii) a certificate executed by an authorized signatory of the general partner of the Purchaser ("Purchaser's GP") certifying that the conditions set forth in Section 5.1(a) have been satisfied;

            (iii) copies of the Standstill Agreement duly executed by the Purchaser; and

            (iv) the legal opinion of JDR&P, addressed to the Company and dated as of the Closing Date, generally as to the matters covered by Sections
      3.1 and 3.2.

            (b) At or prior to the Closing, the Company will deliver to the Purchaser:

            (i) such number of validly issued stock certificates evidencing the Shares as the Purchaser requests at least two business days before the Closing;

            (ii)  the Warrant duly executed by the Company;

            (iii) a certificate executed by each of the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions set forth in Section 5.2(a)


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      have been satisfied and that the By-Laws of the Company have been amended and restated to be in their entirety as set forth in Exhibit C;

            (iv) copies of the Standstill Agreement duly executed by the Company;

            (v) copies of the Registration Rights Agreement duly executed by the Company; and

            (vi) the legal opinion of Rogers & Hardin, counsel to the Company, addressed to the Purchaser and dated as of the Closing Date, generally as to the matters set forth in Section 2.1 (as to the Company only), 2.2(a), 2.3, 2.4, 2.8 and 2.13.

            (c) At or prior to the Closing, the Company and the Purchaser will deliver to each other such other documents and instruments required to be delivered by them pursuant to Article V.

            1.5. Post-Closing Adjustment. The Purchaser and the Company acknowledge that the Purchaser made the assumptions set forth in Schedule 1.5 hereto in connection with its evaluation and the pricing of its proposed investment in the Company. If any such assumption is or becomes incorrect in a manner adverse to the Company, the Purchaser will be entitled to the issuance of additional shares of Common Stock (or, if such issuance would cause the Purchaser to own a majority of the Common Stock and Shareholder Approval has not been obtained, Series F Preferred) in an amount equal to the reduction of the value of the Purchaser's equity interest in the total enterprise value of the Company and as further set forth in Schedule 1.5. Accordingly, in any such event, (a), if any portion of such amount is susceptible of calculation by reference to the amounts set forth on Schedule 1.5, and any attachments thereto, then additional shares of Common Stock (or Series F Preferred in the circumstances provided above) shall be promptly issued to Purchaser or (b), if any portion of such amount is not susceptible of such calculation, the parties will negotiate in good faith to determine, by mutual agreement, the number of additional shares of Common Stock (or Series F Preferred in the circumstances provided above) to be issued to the Purchaser (without any additional consideration therefor) and, if no such agreement is reached within 30 calendar days after the Purchaser requests such a further issuance, the Purchaser may thereafter refer the matter to an independent third party with meaningful experience in the management of and investment in high growth companies (the "Arbitrator"). The Arbitrator shall be chosen by the Company and the Purchaser or if they cannot agree within 10 calendar days, chosen by the President of the American Arbitration Association upon the request of either the Purchaser or the Company for final determination which shall be binding in the absence of fraud or malfeasance. In making any such


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determination, the Purchaser and the Company or the Arbitrator, as the case may be, will follow the principles set forth in Schedule 1.5 hereto. Notwithstanding the foregoing, no adjustment will be made to any matter under this Section 1.5 unless a request therefor has been made by the Purchaser not later than December 31, 2000. With respect to decisions and determinations of the Company required pursuant to this Section 1.5 (including the matters on Schedule 1.5), if the Standstill Agreement is still in effect, then those directors designated by the Purchaser pursuant to Section 2.1 will abstain from any decisions and/or determinations required of the Company and, if the Standstill Agreement is no longer in effect, the Board of Directors will appoint a committee of directors, independent of the Purchaser, to direct the Company in such decisions and determinations.

            1.6 Dividends. If the Company pays a dividend or makes a distribution on its Common Stock (other than a dividend or distribution as to which an adjustment is made under Section 5 of the Warrant) between the Closing Date and the date of issuance of shares of Common Stock or Series F Preferred to Purchaser pursuant to the Warrant or Section 1.5 (the "Issuance Date"), the Purchaser will be entitled to receive such distribution on the Issuance Date as though the shares issued pursuant to the Warrant or Section 1.5 were issued and outstanding on the Determination Date (as defined in the Warrant) of such dividend or distribution. If the Company pays a dividend or makes a distribution on its Common Stock payable in capital stock of the Company, adjustments will be made as provided in the Warrant and the determination of the number of Adjustment Shares pursuant to Section 1.5 will take into account such dividend or distribution.

            II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company acknowledges that the Purchaser was induced to enter into, and entered into, this Agreement relying upon the representations, warranties and covenants of the Company set forth in this Agreement. Accordingly, the Company represents and warrants to, and covenants with, the Purchaser as follows:

            2.1. Organization. (a) Each of the Company and each of its Subsidiaries (which for the purposes of this Agreement will include any and all corporations, partnerships or other legal entities in which the Company or one or more of its other Subsidiaries has the power to (x) elect a majority of the board of directors or similar governing body or (y) otherwise direct the management and operations thereof, including without limitation limited partnerships in which the Company or other Subsidiaries are general partners), other than wholly inactive Subsidiaries of the Company having no liabilities, material assets or operations (which inactive Subsidiaries are identified as such on Schedule 2.1): (i) is a corporation or other legal entity duly organized or formed, validly existing and in good


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standing or otherwise authorized to transact business under the laws of the jurisdiction of its organization, (ii), except as disclosed on Schedule 2.1, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing or otherwise authorized to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in each case to the extent that (A) any Subsidiary's failure to be so organized, existing, in good standing or otherwise authorized or qualified or (B) the Company's or any Subsidiary's failure to be so licensed could not be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" means the existence or occurrence of any event or circumstance which, alone or together with like events and circumstances, could have a material adverse effect on (1) the business, operations, property, condition (financial or otherwise) or prospects of the Company, any Significant Subsidiary or of Non-Significant Subsidiaries which together would constitute a Significant Subsidiary taken as a whole, (2) the ability of the Company or any Subsidiary freely and without liability to perform its obligations under this Agreement and the other documents contemplated hereby or any Material Contract, or (3) the validity or enforceability of any of the documents referred to in the immediately proceeding clause (2) or the rights or remedies of the Purchaser hereunder or thereunder. For purposes of this Agreement, the term "Significant Subsidiary" means, at any time, any Subsidiary, the book value (net of applicable loss allowances and other reserves) of the total assets of which aggregates at least 5% of the consolidated book value (net of applicable loss allowances and other reserves) of the total assets of the Company and its consolidated subsidiaries.

            (b) Schedule 2.1 sets forth a true and correct list of all of the Subsidiaries, their jurisdictions of organization or formation, the percentage or other interests owned (directly or indirectly) by the Company and the owners of all other capital stock or equity interests therein.

            2.2. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 6,000,000 shares of preferred stock, no par value (the "Preferred Stock"), of which the shares of each series listed by series on Schedule 2.2(a) (such shares, the "Outstanding Preferred Stock") are issued and outstanding on the date hereof. Schedule 2.2(a) also sets forth the dividend rate and liquidation preference of each series of Outstanding Preferred Stock and a brief description of the voting and conversion rights, if any, relating thereto. All of the previously outstanding preferred stock of the Company (including without limitation the Class A Nonvoting Preferred Stock, the Class B Nonvoting Preferred Stock, the Class C Nonvoting Preferred Stock and the Class D Nonvoting Preferred


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Stock) has been redeemed by the Company or has converted into Common Stock as of prior to the Closing.

            (b) Schedule 2.2(b) lists all of the Subsidiaries that own or are entitled to receive shares of the capital stock of the Company and the number of such shares owned by each listed Subsidiary. Except as set forth in the preceding sentences of this Section 2.2, there are no shares of capital stock of the Company authorized, issued or outstanding.

            (c) Except for the obligations of the Company arising under (i) the Outstanding Preferred Stock, (ii) the indebtedness listed on Schedule 2.2(c) (the "Convertible Debt"), (iii) the options and warrants listed on Schedule 2.2(c) (the "Existing Options and Warrants") (which Schedule lists the holders of the Existing Options and Warrants, the strike prices thereof, the number of shares of capital stock subject thereto, the expiration date thereof and any anti-dilution provisions relating thereto), and (iv) this Agreement and the Warrant, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any Subsidiary obligating the Company or any Subsidiary to (A) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Subsidiary, (B) grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment, or (C) make payment of money or incurrence of indebtedness based upon market prices of the Company's securities or changes in the Company's capitalization.

            2.3. Validity of Shares, Etc. Each of the Shares, the Warrant Shares and Class F Preferred have been duly authorized for issuance and, when issued to the Purchaser for the consideration set forth herein and as otherwise provided herein, will be duly and validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. At the Closing, upon exercise of the Warrant and upon issuance of shares of Class F Preferred pursuant this Agreement, from time to time, as the case may be, the Purchaser will acquire good and valid title to the relevant Shares, Warrant Shares and Class F Preferred, in each case free and clear of any and all liens, claims, charges, encumbrances, restrictions on voting or alienation or otherwise, or adverse interests (collectively, "Encumbrances").

            2.4. Authority; Binding Effect; Etc. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby (collectively, the "Transaction Documents"), to perform its obligations and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of the Transaction Documents, the performance by the


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Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of the Company (the "Board"), and no other corporate authorizations, approvals or proceedings are required in connection with such execution, delivery, performance or consummation under the Company's Articles of Incorporation, By-Laws, any agreement or instrument to which the Company is a party or any law, rule, regulation or requirement to which the Company is subject. The Transaction Documents have been or will be duly and validly executed and delivered by the Company, and each of the Transaction Documents constitutes or will constitute valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms.

            (b) The Board has taken all actions necessary to (i) approve each of the Transaction Documents and the transactions contemplated thereby and, accordingly, neither the transactions contemplated thereby nor (as to Part 3) any subsequent transactions involving the Purchaser not contemplated thereby are subject to Parts 2 and 3 of Article 11 of the Georgia Business Corporation Code (the "GBCC") and (ii) amend the Rights Agreement, dated April 24, 1996, between the Company and Continental Stock Transfer & Trust Company, and rights thereunder as specified in Schedule 2.4(b) (the "Rights Plan Amendment").

            2.5. SEC Filings. (a) Except as described on Schedule 2.5(a), the Company and each of its Subsidiaries have filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1994, including without limitation all exhibits thereto (collectively, the "SEC Documents"), each of which complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the dates so filed. None of the SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (b) Except as described on Schedule 2.5(b), the audited and unaudited consolidated financial statements, together with notes thereto, of the Company and its Subsidiaries included (or incorporated by reference) in the SEC Documents filed by the Company present fairly the financial position of the Company and its consolidated Subsidiaries as of the date thereof and the results of their operations for the periods then ended. The audited and unaudited financial statements, together with the notes thereto, of each Subsidiary included (or incorporated by reference) in the SEC Documents filed by such Subsidiary present fairly the financial position of each such Subsidiary and its consolidated Subsidiaries as of the dates thereof and the results


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of their operations for the periods then ended. Except as described on Schedule
2.5, all audited financial statements referred to above have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") for year-end financial information and with the instructions to Form 10-K and Regulation S-X, and all unaudited financial statements referred to above have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, except as described on Schedule 2.5(b), while such unaudited financial statements do not include all the information and footnotes required by GAAP for complete financial statements, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, fixed or contingent, not reflected in such financial statements, except for (i) liabilities and obligations which in the aggregate are not material and have been incurred in the ordinary course of business since December 31, 1995 and (ii) liabilities and obligations specifically listed and described in reasonable detail on Schedule 2.5(b).

            (c) The Company's exchange offer, dated March 29, 1996, as amended, has been terminated and withdrawn in accordance with the terms thereof and applicable Law without any material cost or liability to the Company and without the purchase of any Common Stock tendered for exchange pursuant thereto, and all shares of such Common Stock tendered pursuant thereto were or will be promptly returned to the holders thereof. All partnership, joint venture or other interests acquired or agreed to be acquired by the Company or a Subsidiary thereof, and all acquisitions of businesses or assets (either directly or by stock or other security acquisition, merger or otherwise), have been carried out by the Company or a Subsidiary thereof in conformity with all securities and other Laws (including without limitation so-called "roll-up" Laws) and the terms of all contracts and commitments of the Company relating thereto, and the Company has no liabilities or obligations, fixed or contingent, in respect thereof except as described in Schedule 2.5(c).

            2.6. Absence of Certain Changes, Etc. (a) Except as disclosed on
Schedule 2.6(a), since December 31, 1995, neither the Company nor any of its Subsidiaries has entered into any Material Contract (other than the Transaction Documents and the transactions contemplated thereby) or any material transaction, or conducted its business and operations other than in the ordinary course of business consistent with past practice, and no Material Adverse Effect has occurred or been suffered since such date.

            (b) Except (i) as disclosed in SEC Documents filed prior to the date hereof, (ii) for compensation and benefits paid or payable to officers, directors and employees described (to the extent required) in the SEC Documents (or, if subsequent thereto,


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not materially different than the compensation and benefits so described), or
(iii) as listed and described on Schedule 2.6(b), since January 1, 1995 the Company and its Subsidiaries have not entered into any transaction, or made any payment to or for the benefit of, directly or indirectly, any officer, director or shareholder of the Company or any Subsidiary, or any Affiliate, Associate or relative of any of the foregoing, or made or entered into any transaction or agreement that would be required to be described on Schedule 2.6(b) pursuant to Rules 401 or 402 of the SEC's Regulation S-K if such Rules applied to disclosures by the Company on Schedule 2.6(b). Schedule 2.6(b) also sets forth a list of all outstanding accounts payable or receivable between the Company and any of its directors or officers (other than routine requests for expense reimbursements).

            2.7. Disclosure. No representation or warranty made by the Company in this Agreement or to be made in the other documents contemplated hereby, no statement contained in any written financial or operating data furnished or to be furnished by or on behalf of the Company to the Purchaser in connection with the transactions contemplated hereby and thereby (including without limitation the unaudited interim financial statements, consolidated or otherwise, of the Company delivered to the Purchaser, but excluding any financial forecasts or projections) contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were or will be made, not misleading, or necessary in order fully to provide the information required or purported to be provided therein.

            2.8. No Violation. Except as set forth on Schedule 2.8(a), neither the negotiation, execution or delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder, nor the consummation by the Company of the transactions contemplated thereby (a) has constituted or will constitute a breach or violation under the Articles of Incorporation or By-Laws of the Company or the governing documents of any of its Subsidiaries or (b) has constituted or will constitute a breach, violation or default (or be an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Encumbrances upon any of the properties or assets of the Company or any of its Subsidiaries under, any Material Contract or any other note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets are bound or otherwise, or (c) has constituted or will constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c)


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above, such breaches, violations, defaults, terminations, accelerations or creation of Encumbrances which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Nothing in this Agreement will constitute a representation or warranty of the Company with respect to the application of Schedule D of the rules of the National Association of Securities Dealers to this Agreement or the transactions contemplated hereby.

            2.9. Environmental Matters. Except as set forth on Schedule 2.9, to the best knowledge of the Company after due inquiry, each of the representations and warranties set forth in paragraphs (a) through (e) of this Section 2.9 is true and correct with respect to each parcel of real property owned leased, managed or operated by the Company or any of its Subsidiaries (the "Properties"), except as circumstances giving rise to any such failure to be so true and correct could not reasonably be expected to have a Material Adverse
Effect:

            (a) The Properties do not contain, and have not previously contained, therein, thereon or thereunder, including without limitation the soil and groundwater thereunder, any Hazardous Materials (defined below) in concentrations which violate Environmental Laws (defined below).

            (b) The Properties, and all operations and facilities at the Properties, are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law that could interfere with the continued operation of any of the Properties or impair the fair saleable value thereof.

            (c) Neither the Company nor any of its Subsidiaries has received any written complaint, or notice of violation, alleged violation, investigation, advisory action, potential liability or potential responsibility, regarding environmental protection matters or permit compliance with regard to the Properties, nor is any governmental authority contemplating delivering to the Company or any of its Subsidiaries any such notice.

            (d) Except in compliance with Environmental Laws, Hazardous Materials have not been generated, released, treated, stored or disposed of at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location.

            (e) There are no governmental, administrative or judicial actions or proceedings pending or contemplated under any Environmental Laws to which the Company or any of the Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees, other decrees, consent orders, administrative orders or other orders, or other


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administrative or judicial requirements, outstanding under any Environmental Law with respect to any of the Properties.

For the purposes of this Agreement, the following terms have the following meanings: (i) "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any governmental authority regulating, relating to or imposing liability or standards or conduct concerning public or occupational health and safety, the environment or any Hazardous Material as now in effect and applied, or as in effect and applied at the time the event occurred, which gave rise to the alleged violation, as the case may be, and (ii) "Hazardous Materials" means (A) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contained polychlorinated biphenyls, and radon gas, (B) any other chemicals, materials or substances defined as of included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law, and (C) any other chemical, material or substance exposure to which is regulated by any governmental authority.

            2.10. Employee Benefit Matters. (a) Disclosure. Schedule 2.10(a) lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus pay, stock option, restricted stock, deferred and incentive compensation, supplemental retirement, stock purchase, severance, vacation pay, sick pay or other plans, programs or arrangements to which the Company or any "Control Group Member" (all entities that are required to be treated as a single employer with the Company under Section 414 of the Code (defined below)) maintains or sponsors (the "Benefit Plans"). Each of the Benefit Plans has been administered in compliance with its terms and all filing, reporting, disclosure, funding and other applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). With respect to each Benefit Plan, the Company has furnished the Purchaser with true and correct copies of (i) all such Benefit Plans, (ii) each summary plan description and summary of material modification,
(iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, and
(iv) the most recently received IRS determination letter.

            (b) Qualified Retirement Plans. None of the Benefit Plans which is a "pension plan" (as defined in Section 3(2) of ERISA) (the "Pension Plans") is a "multiemployer plan" as defined in Section 3(37) of ERISA, or is subject to the requirements of Title IV of ERISA, Section 302 or ERISA or Section 412 of the Code. Each Pension Plan that is intended to be "qualified" within the meaning of
Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and no


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fact or event has occurred since the date of such determination letter that could adversely affect the qualified status of any such Pension Plan. Neither the Company nor any Control Group Member has incurred any liability for any penalty of tax under Sections 4971, 1972, 4975, 4979 or 1980 of the Code or
Section 502 of ERISA.

            (c) Welfare Benefit Plans. Each of the Benefit Plans which is a "welfare plan", as defined in Section 3(1) of ERISA (the "Welfare Plans") has at all times been in compliance with the provisions of Section 4980B of the Code. None of the Welfare Plans provides for or promises post-retirement health or life benefits to current employees or retirees of the Company or any Control Group Member.

            (d) Other. Neither the Company nor any Control Group Member has incurred any liability under Title IV of ERISA, including without limitation any liability in connection with the termination or reorganization of any pension plan subject to Title IV of ERISA, or withdrawal from multiemployer plan, and no fact or event exists which could give rise to any such liability. All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due date. Except as described in
Schedule 2.10(d), neither the Company nor any of its Subsidiaries has any obligation to pay any money, incur any liability or take any other action in respect of any present or former employee as a result of the Transaction Documents or any transaction contemplated thereby, none of the Company or any such Subsidiary is a party to any so-called "golden parachute," "tin parachute," severance agreement or similar agreement or plan nor do any options or other rights vest or accelerate as a result thereof.

            2.11. Breaches, Violations and Defaults. Except as set forth on
Schedule 2.11, neither the Company nor any Subsidiary is (a) in breach or violation of or default under, nor has an event occurred which, with notice or lapse of time or both, would constitute a default under, any Material Contract or any other note, bond, mortgage, indenture, deed of trust, license, certificate, permit, approval, lease agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets are bound or pursuant to which they operate any of their businesses or facilities or (b) in violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (collectively, "Laws"), except such breaches, violations, defaults, terminations, accelerations or creation of Encumbrances which, singly or in the aggregate, could not reasonably be expect to have a Material Adverse Effect.

            2.12. Litigation. Except as disclosed in the SEC Documents, on
Schedule 2.12 or in a writing delivered by the

Company to the Purchaser on the date hereof and prior to the execution of this Agreement which makes express reference to this Section 2.12, (a) neither the Company nor its Subsidiaries is a party to any, and there are no pending or, to the best of the best knowledge of the Company after due inquiry, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature whatsoever against any of them or to which any of their assets or properties are subject, which could reasonably be expected to have a Material Adverse Effect, (b) neither the Company nor its Subsidiaries or their respective officers and directors, nor any of their respective properties is a party to any order, judgment or decree of any court, governmental agency, commission, arbitrator, or regulatory authority which could reasonably be expected to have a Material Adverse Effect, and (c) there is no agreement, order or memorandum in writing by, from or with any regulatory agency specifically affecting or relating to the assets, properties or operations of the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

            2.13. Consents and Approvals. Except for the requirements of the Exchange Act and except as set forth in Schedule 2.13, no authorization, consent or approval of, or filing with, any court or any public body or authority and no consent or approval of any third party or parties is necessary for the execution, performance and consummation by the Company of the transactions contemplated by this Agreement or the other documents contemplated hereby.

            2.14. Indebtedness. Schedule 2.14 lists all indebtedness of the Company and each of the Subsidiaries for borrowed money, the deferred purchase price of property or services and so-called capitalized leases (collectively, "Indebtedness") and all guarantees and similar arrangements in respect of Indebtedness of others, including without limitation Affiliates, together, in each case, with a description (or a copy) of the instruments or agreements giving rise to such Indebtedness or guarantee obligation, including without limitation all modifications and amendments thereto and a list of any assets securing each item of such Indebtedness.

            2.15. Credit Agreement; Material Contracts.  The
Company has delivered to the Purchaser true and correct copies of the Credit Agreement and all other Material Contracts together with all amendments, modifications or alterations thereto.

            2.16. Brokers. Except as described on Schedule 2.16, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

            2.17. Taxes. (a) The Company and each of its Subsidiaries (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all tax returns, estimates and reports required to be filed by it, (ii) has either paid when due and payable or established adequate reserves or otherwise accrued all requisite taxes, and (iii) has or will establish in accordance with GAAP accruals and reserves that are adequate for the payment of all taxes not yet due and payable and attributable to any period preceding the Closing Date. Schedule 2.17 sets forth those tax returns of the Company and its Subsidiaries (or any predecessor entities) for all periods that currently are the subject of audit by any federal, state, local or foreign taxing authority and accurately describes the nature and amount of all deferred taxes and the manner in which the Company has made accruals thereof.

            (b) Neither the Company nor its Subsidiaries (nor any predecessor corporation to either the Company or such Subsidiary) has executed or filed with the Internal Revenue Service or any other taxing authority, any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes.

            (c) Neither the Company nor any of its Subsidiaries is a party to, is bound by, nor has any obligation under any tax sharing or similar agreement or arrangement.

            2.18. Charter and By-Laws. True and complete copies of the Articles of Incorporation and By-Laws of the Company currently in effect, including all amendments and modifications thereto, are attached hereto as Schedule 2.18.

            2.19. Labor Matters. Except as set forth in Schedule 2.19, (a) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary; (b) neither the Company nor any Subsidiary has breached or otherwise failed to comply in all material respects with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract which could reasonably be expected to have a Material Adverse Effect; (c) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other governmental authority or any current union representation questions involving employees of the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect; (d) the Company and each Subsidiary is currently in compliance in all material respects with all applicable Laws relating to the employment of labor; (e) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; (f) there is no charge or proceeding with respect to a material violation of any occupational safety or healthy standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or any Subsidiary; and (g) there is no charge of discrimination in employment or employment practices, for any reason, including without limitation age, gender, race, religion, sexual preference or other legally protected category, which has been asserted or is now pending or, to the best knowledge of the Company after due inquiry, threatened before the United States Equal Employment Opportunity Commission, or any governmental authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any person.

            2.20. Material Contracts. (a) Schedule 2.20(a) sets forth a list of all of the following contracts (including without limitation oral and informal arrangements) of the Company or any of the Subsidiaries (such contracts, together with all material contracts, leases and subleases concerning the management or operation of any real property to which the Company or any Subsidiary is a party, being "Material Contracts") organized by category of contract listed below:

            (i) all joint venture, partnership or limited liability entity contracts to which the Company or any Subsidiary is a party, whether as a general or as a limited partner or participant;

            (ii) all leases for real property to which the Company or any Subsidiary is a party as lessee (including a description of the termination dates thereof and any extension or purchase options);

            (iii) all brokerage, agency, sales promotion, market research, marketing, consulting and advertising contracts involving exclusive rights or requiring payments in excess of $25,000 individually to which the Company or any Subsidiary is a party that are not cancelable by the Company or such Subsidiary without penalty or further payment on 30 calendar days' notice or less;

            (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) involving exclusive rights or requiring payments in excess of $25,000 individually to which the Company or any Subsidiary is a party, that are not cancelable by the Company or such Subsidiary without penalty or further payment on 30 calendar days' notice or less;

            (v) all contracts with any governmental authority to which the Company or any Subsidiary is a party;

            (vi) all material contracts that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line or business or with any person or in any geographic area or during any period of time;

            (vii) all contracts between or among the Company or any Subsidiary on the one hand and an Affiliate of any thereof on the other hand;

            (viii) all development contracts relating to capital expenditures in excess of $50,000 to which the Company or any Subsidiary is a party;

            (ix) all tax-sharing or tax indemnity contracts;

            (x) all contracts relating to the acquisition or divestiture of any business or facility;

            (xi) all policies of insurance, including without limitation director and officer liability insurance;

            (xii) all registration rights agreements;

            (xiii) all documents relating to any Indebtedness of the Company or any Subsidiary;

            (xiv) all other contracts which are material to the Company, or any Subsidiary or the conduct of the business of any thereof, or which would be required to be disclosed under item 601 of Regulation S-K; and

            (xv) all contracts relating to the matters described in Section
      2.21.

For purposes of this Agreement, the term "lease" includes any and all leases, subleases, sale/leaseback agreements or similar arrangements.

            (b) Each Material Contract (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth on Schedule 2.13 are not obtained, will continue in full force and effect without penalty or other adverse consequence. Except as set forth on Schedule 2.20(b), neither the Company nor any Subsidiary is in breach of or default under any Material Contract which breach or default could be reasonably expected to have a Material Adverse Effect.

            (c) Except as disclosed on Schedule 2.20(c), to the Company's best knowledge after due inquiry, no other party to any Material Contract is in breach thereof or default thereunder, which breach or default could, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as disclosed on Schedule 2.20(c), the Company and its Subsidiaries have no liabilities or obligations under any contract referred to in Section 2.20(a)(ix) or (x) other than liabilities and obligations that were satisfied in full prior to March 31, 1996.

            (d) There is no contract or other arrangement granting any person any preferential right to purchase, other than in the ordinary course of business, any of the securities, properties or assets of the Company or any Subsidiary.

            (e) Except as described on Schedule 2.20(e), the Company or a wholly owned Subsidiary thereof owns and has the exclusive right to use all trade names, trademarks, copyrights and all other intellectual property rights, and related registrations thereof and applications therefor, necessary to conduct the business of the Company and its Subsidiaries anywhere in the world, including without limitation the Company's "off track" operations (collectively, the "IP Rights"). A list and brief description of the IP Rights is attached as
Schedule 2.20(e). Neither the Company nor any Subsidiary thereof has any liability or obligation, fixed or contingent, for the violation of any intellectual property rights of any other person or entity.

            (f) The assets of the Company and its Subsidiaries are (i) owned by the Company or its Subsidiaries free and clear of any Encumbrances, except for Encumbrances which are described in the SEC Reports or which do not have a Material Adverse Effect, (ii) in good condition and repair, ordinary wear and tear excepted, and (iii) sufficient for the continued conduct of the business of the Company and its Subsidiaries substantially as presently conducted and as proposed to be conducted. Except as described in Schedule 2.20(f), none of the Subsidiaries of the Company other than wholly owned Subsidiaries owns any assets which are reflected in the consolidated balance sheet of the Company as of March 31, 1996 or are material to the Company and its consolidated Subsidiaries, taken as a whole.

            (g) On the Closing Date each contract to be entered into by the Company pursuant to Sections 5.2(k), 5.2(l) and 5.2(o) (each, a "Closing Condition Contract") (i) will be valid and binding on the respective parties thereto and will be in full force and effect and (ii), upon consummation of the transactions contemplated by this Agreement, will continue in full force and effect without penalty or other adverse consequences. Neither the Company nor any Subsidiary will be in breach of or default under any Closing Condition Contract on the Closing Date and, to the Company's best knowledge after due inquiry, no other party to any Closing Condition Contract will be in breach thereof or default thereunder on the Closing Date.

            2.21. Certain Other Matters. (a) The financial advisory agreement between the Company and Allen & Co. and warrants and other rights previously held by Allen & Co. have been terminated without any cost to, or liability or obligation of, the Company.

            (b) The Company has entered into a letter of intent to purchase the land used in connection with the Company's Puente Hills, California facility on terms previously disclosed in writing to the Purchaser.

            (c) The Company has, or prior to the Closing will have, completed the acquisition of all of the partnership interests not currently owned by the Company in National Entertainment Funding, L.P. ("NEF"). The total additional consideration to be paid by the Company in the NEF acquisition is the issuance of the 9.1% debentures in an amount not to exceed $11,422,422.

            (d) The acquisition from Brass Ring II, L.L.C. of certain partnership interests has been, or prior to the Closing will be, completed and the total consideration paid or payable by the Company therein is $1.5 million (which has already been paid) plus 325,000 shares of Common Stock, all of which shares will be issued prior to the Closing.

            (e) Scott and Julia Demerau have irrevocably undertaken to vote or cause to be voted all shares of Common Stock beneficially owned by them or either of them in favor of the Shareholder Approval contemplated by Section 4.16.

      III.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser acknowledges that the Company was induced to enter into, and entered into, this Agreement relying upon the representations, warranties and covenants of the Purchaser set forth in this Agreement. Accordingly, the Purchaser represents and warrants to, and covenants with, the Company, with respect to itself, as follows:

            3.1. Organization. The Purchaser (i) is duly organized, validly existing, in good standing and otherwise authorized to transact business under the laws of its jurisdiction of organization, (ii) has all requisite partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and otherwise authorized to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except to the extent that the failure by such entity to be so organized, existing, in good standing or otherwise authorized, qualified or licensed could not reasonably be expected to have a material adverse effect on the ability of such entity to perform its respective obligations hereunder.

            3.2. Authority; Binding Effect; Etc. Such entity has the requisite partnership or limited liability company power and authority to execute and deliver the Transaction Documents, to perform its respective obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by such entity, the performance by it of its respective obligations thereunder and the consummation by it of the transactions contemplated thereby have been duly and validly authorized. This Agreement has been duly and validly executed and delivered by it and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms.

            3.3. No Violation. Neither the negotiation, execution or delivery of the Transaction Documents by such entity nor the performance by such entity of its obligations thereunder nor the consummation by such entity of the transactions contemplated thereby has or will (a) constitute a breach or violation under such entity's constituent documents, (b) constitute a breach, violation or default (or be an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the creation of any Encumbrance upon any of such entity's properties or assets under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such entity is a party or by which entity of any of its properties or assets are bound, or (c) constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to it or any of its properties or assets, in each case except for such breaches, violations, defaults, terminations or Encumbrances that could not reasonably be expected to have a material adverse effect on the ability of such entity to perform its respective obligations hereunder (including without limitation any post-Closing obligations).

            3.4. Consents and Approvals. No authorization, consent or approval of, or filing with, any court or any public body or authority and no consent or approval of any third party or parties is necessary by such entity for the consummation by it of the transactions contemplated by this agreement except for such authorizations, consents, approvals and filings (i) made or obtained prior to the Closing Date, or those not required to be made or obtained until on or after the Closing Date, (ii) required under the Exchange Act or the HSR Act, or
(iii) set forth in Schedule 3.4.

            3.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such entity.

            3.6. Funds. The Purchaser has available to it sufficient funds to consummate the transactions contemplated hereby to be consummated by it.

            3.7. Investment Intent. The Purchaser is purchasing the Shares and Warrant to be purchased by it for its own account and for investment purposes, and does not intend to redistribute the Shares or the Warrant (except as contemplated herein or in a transaction or transactions exempt from registration under the federal and state securities laws or pursuant to an effective registration statement under such laws).

            3.8. Investor Sophistication. The Purchaser has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of an investment in the Shares and the Warrant.

            3.9 Certain Agreements. As of the date hereof, neither the Purchaser nor any of its Affiliates is a party to any legally enforceable agreement (written or oral) with any officer or director of the Company nor any understanding relating to the voting of any voting security of the Company issued or to be issued by the Company.

                            IV. ADDITIONAL AGREEMENTS

            4.1. Conduct of Business Prior to the Closing. The Company covenants and agrees that between the date hereof and the Closing Date, neither the Company nor any Subsidiary will conduct its business other than in the ordinary course and consistent with the Company's and such Subsidiary's past practice. Without limiting the generality or effect of the foregoing and except as herein expressly provided to the contrary, between the date hereof and the Closing Date the Company will, and will cause each Subsidiary to:

            (a)(i) use its best efforts to preserve intact its business organizations, (ii) use its best efforts to keep available the services of the employees of the Company and each Subsidiary (other than by increasing compensation of employees), (iii) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and each Subsidiary and their respective assets, (iv) use its best efforts to preserve its current relationships with persons with which it has significant business relationships, and (v) pay its Indebtedness punctually when and as the same shall become due and payable and perform and observe, in all material respects, its duties and obligations under the Material Contracts.

            (b) not (i) engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company to be untrue or result in a breach of any covenant made by the Company in this Agreement,
(ii) except as contemplated by Purchaser's Interim Credit Facility, create, incur or assume any Indebtedness of any kind otherwise than in the ordinary courses of the business of the Company not to exceed $25,000 in any one instance or $150,000 in the aggregate, (iii) make any investments in, or acquisitions of, any person or entity, (iv) purchase or acquire, other than in the ordinary course of business, any business, property or assets of any person or entity (other than the acquisition of the land in Charlotte, North Carolina now owned by M.M.E. of Charlotte, Inc. for cash consideration of $800,000 or less, pursuant to documentation satisfactory to Purchaser, and its counsel in their reasonable discretion), (v) create, assume or incur any mortgage, pledge, security interest or other Encumbrance in respect of any of its properties or assets, nor suffer to exist any such mortgage, pledge, security interest or other Encumbrance, except for those disclosed in Schedules 2.14 and 2.20(a), (b) and (c), (vi) sell, assign, lease (as lessor) or otherwise transfer or dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, or any facility, whether by sale of stock or assets, merger or otherwise, (vii) consolidate with or merge into or with any person or entity or enter into or undertake any plan of consolidation or merger with any person or entity, (viii) except for the issuance of the Shares or Common Stock issuable upon conversion, exchange or exercise of Convertible Debt, the Outstanding Preferred Stock or Existing Options and Warrants, issue (whether by way of dividend or otherwise), sell or grant to any person or persons, commit or otherwise obligate to issue, sell or grant to any person, firm or corporation, (A) any shares of its capital stock of any class,
(B) any securities convertible into or exchangeable for or carrying any rights to acquire from the Company or its Subsidiaries any shares of its capital stock of any class, or (C) any options, warrants or any other rights to acquire from the Company or its Subsidiaries any shares of capital stock of any class, (ix) declare or pay any dividends of any kind on any shares of its capital stock of any class except regular dividends on Outstanding Preferred Stock, (x) except as contemplated by Purchaser's Interim Credit Facility, make any payments of any kind on account of the purchase or other acquisition or redemption or other retirement of any shares of its capital stock of any class or any options or warrants to purchase any such shares, (xi) make any other distributions of any kind in respect of any shares of its capital stock of any class or in respect of any such options or warrants, (xii) commit or otherwise obligate itself to make, any capital expenditure, capital addition or capital improvement, other than these commitments or obligations disclosed as Material Contracts in Schedule 2.20(a), (xiii) modify or amend its governing documents, (xiv) hire or promote any officer or grant any increase in the remuneration payable to directors, officers, employees, agents, consultants or advisors, other than such increases (other than with respect to (A) officers and directors, or (B) agents, consultants or advisors that are Affiliates of the Company or of any director or officer of the Company) made in the ordinary course of business consistent with past practice, (xv) enter into, modify or amend any Benefit Plans, or other fringe benefit plan, trust agreement or arrangement, or any employment agreement, compensation agreement, consulting agreement or other similar agreement or contract, (xvi) modify or amend any Material Contract or instrument or agreement with respect to any Indebtedness, (xvii) settle, compromise or agree to settle or compromise any claim in excess of $25,000 against any person or entity, or (xviii) commence, join or otherwise participate in any action, suit or proceeding seeking to enjoin, invalidate, be awarded damages as a result of, rescind or otherwise avoid any of the Transaction Documents or any of the actions contemplated thereby except, and solely to the extent, based upon a breach thereof by the Purchaser.

            4.2. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Company will, and will cause the Subsidiaries and each of the Company's and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours and without unreasonable interference with business operations, to the offices, properties, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company or any Subsidiary and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser, such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company and the Subsidiaries (or legible copies thereof) as the Purchaser may from time to time reasonably request.

            (b) No investigation pursuant to this Agreement will affect any representation, warranty or covenant in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

            4.3. Confidentiality. All information obtained by the Purchaser pursuant to Section 4.2 will be kept confidential in accordance with the separate confidentiality agreement between an affiliate of the Purchaser and the Company governing information received by the Purchaser (the "Confidentiality Agreement"). At the Closing, the Confidentiality Agreement will be deemed to have terminated without further action by the parties thereto.

            4.4. Other Authorizations; Notices and Consents. (a) Each party hereto will use its best efforts to obtain (or in the case of the Company to cause the Subsidiaries to obtain) all authorizations, consents, orders, licenses, permits and approvals of all governmental authorities and officials and third parties that may be or become necessary (i) for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other documents contemplated hereby and (ii) to permit the continued operations of the business of the Company and its Subsidiaries, and in each case the parties hereto will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

            (b) The Company will and will cause the Subsidiaries to use all best efforts to give such notices to third parties and use all best efforts to obtain such third party consents, licenses or permits as the Purchaser may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement.

            (c) The Purchaser will cooperate and use reasonable best efforts to assist the Company in giving such notices and obtaining such consents; provided, however, that the Purchaser will not have an obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which the Purchaser may reasonably deem adverse to its interests or those of the Company.

            4.5. No Solicitation or Negotiation. The Company agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, the Company will not, and will not authorize or permit any Subsidiary, or any Affiliate, officer, director or employee of, or any financial adviser, accountant or other representative retained by, the Company or any Subsidiary (collectively, the "Representatives"), to, directly or indirectly, solicit or encourage any inquiries or proposals for (or which may reasonably be expected to lead to), or engage in discussions or negotiations with or provide any information to any person or entity (other than a Representative of the Company or the Purchaser) in connection with, (i) the acquisition of any stock, assets or business of the Company or any Subsidiary,
(ii) any merger or consolidation involving the Company or any Subsidiary, or
(iii) any recapitalization or restructuring of the Company or any Subsidiary, in each case, regardless of whether a third party is involved, provided, however, that the foregoing will not prohibit the Company from providing information to any person or entity to the extent that the Board determines in good faith, after consultation with outside counsel as to legal matters, that its fiduciary duties require it to do so, provided that prior to providing such information
(i) the Company notifies and reasonably consults with the Purchaser in connection therewith and (ii) such person or entity has entered into a customary confidentiality agreement reasonably acceptable to the Board. The Company immediately will cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing, except as required hereby or expressly permitted pursuant to the immediately preceding sentence. The Company will notify the Purchaser, in writing, promptly (but in any event no later than one business day) after any such proposal or offer or any inquiry or other contact with any person with respect thereto, is made and will, in any such notice to the Purchaser, (A) indicate in reasonable detail the identity of the person, firm, corporation or other entity making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact and
(B) include all written materials received with respect thereto. The Company agrees not to, and to cause each Subsidiary not to, without the prior written consent of the Purchaser, release any person, firm, corporation or other entity from, or waive any provision of, and confidentiality agreement to which the Company or any Subsidiary is a party.

            4.6. Public Announcements. The Purchaser and the Company will agree as to the form and content of any press releases or public statements with respect to this Agreement and the transactions contemplated hereby before issuing, or permitting any agent or Affiliate to issue any such release or statement; provided, however, that nothing contained herein will prevent either party from making any such public disclosure or announcement as its counsel shall advise to be required to comply with law; provided, further however, that such party will use reasonable efforts to assure that, if reasonable in the circumstances, the other party will have the opportunity to review any disclosure or announcement prior to release.

            4.7. Use of Proceeds. The Company will use the proceeds of the transactions contemplated hereby (i) to pay the Company's expenses reasonably incurred in connection with the negotiation of this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, (ii) to pay the expenses of the Purchaser as contemplated by Section 8.1, and (iv) as otherwise specified in Schedule 4.7, as modified by the Distribution Instructions agreed to by the parties.

            4.8. Board of Directors, Etc. The Company will cause the Board to be reconstituted as of the Closing in order to be comprised of 14 directors, up to six of whom will be designated by the Purchaser (prior to or after the Closing) and the balance of whom will be designated by the Company, all as specified on
Schedule 4.8. A majority of the directors not designated by the Purchaser must be neither officers nor employees of the Company nor Affiliates of the Purchaser. Following the Closing, the Agreement in the form of Exhibit D (the "Standstill Agreement") will apply in respect of the composition of the Board and all committees thereof, provided, however, that in no event will the Board consist of fewer than seven or more than 14 members so long as designees of the Purchaser are members thereof.

            4.9. Registration Rights. The Purchaser and its transferees will be entitled to the registration of all shares of and rights to acquire shares of capital stock of the Company held by them under the Securities Act and the so-called state Blue Sky laws upon request, which rights will be evidenced by a registration rights as contemplated by the Registration Rights Agreement in the form of Exhibit E (the "Registration Rights Agreement").

            4.10. Further Action. Each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable law, and execute and deliver such document and other papers, as may be required to carry out the provisions of this Agreement and the other documents contemplated hereby and consummate and make effective the transactions contemplated hereby and thereby.

            4.11. Third-Party Claims. Without limiting any other provision hereof, if an action, suit or proceeding contemplated by Section 5.2(b) hereof has been commenced or threatened against the Company or any of its Subsidiaries, officers or directors, the Company will afford the Purchaser the right to participate in the defense thereof.

            4.12. Indemnification. (a) Notwithstanding any other provision hereof, the Company will indemnify and hold harmless each of the Purchaser and its Affiliates and Associates and their respective partners, officers, directors, employees, attorneys, advisors and agents controlling and any person or entity controlling, controlled by or under common control with any of the foregoing within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act, including without limitation The Hampstead Group, L.L.C. and its Affiliates and Associates (collectively, the "Indemnified Parties"), from and against all losses, claims, liabilities, damages, costs (including without limitation costs of preparation and attorneys' fees and charges) and expenses (including without limitation expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Party is a party) or actions in respect thereof arising out of any actual or threatened claim against such Indemnified Party by a person or entity related to or arising out of or in connection with this Agreement, the Warrant, the Credit Agreement, the Standstill Agreement or any other Transaction Document or any actions taken by any Indemnified Party pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (whether or not the transactions contemplated hereby or thereby are consummated) (collectively, "Transactional Losses"); provided, however, that the Company will not be liable to any Indemnified Party for any Transactional Losses to the extent, but only to the extent, that it is finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal) that such Transactional Losses resulted primarily from (i) such Indemnified Party's material breach of this Agreement or
(ii) a misstatement or omission contained in a report filed by such Indemnified Party pursuant to the Exchange Act unless such misstatement or omission relates to information furnished or confirmed by or on behalf of the Company. The indemnification provisions of this Section 4.12 are expressly intended to cover Transactional Losses relating to an Indemnified Party's own negligence. The Company will promptly reimburse each Indemnified Party for all such Transactional Losses as they are incurred. The rights of any Indemnified Party hereunder will not be exclusive of the rights of any Indemnified Party under any other agreement or instrument to which the Company is a party. Nothing in such other agreement or instrument will be interpreted as limiting or otherwise adversely affecting an Indemnified Party's rights hereunder and nothing in this Agreement will be interpreted as limiting or otherwise adversely affecting the Indemnified Party's rights under any such other agreement or instrument, provided, however, that no Indemnified Party will be entitled hereunder to recover more than its indemnified Transactional Losses. Without limiting the generality or effect of any provision in this Agreement, the Company will indemnify and hold harmless each Indemnified Party from and against all losses, claims, liabilities, damages, costs (including without limitation costs of preparation and attorneys' fees and charges) and expenses (including without limitation expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Party is a party) or actions in respect thereof arising out of any actual or threatened claim against such Indemnified Party by Durham Capital Corporation or any affiliate, associate or other party in respect of any matter referred to in the Durham Capital Corporation lawsuit filed on or about June 26, 1996 (even if actions or omissions by an Indemnified Party caused any such Transactional Losses).

            (b) If the foregoing indemnity is unavailable to any Indemnified Party or insufficient to hold any Indemnified Party harmless, then the Company will contribute to the amount paid or payable by such Indemnified Party as a result of such Transactional Loss in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and such Indemnified Party, on the other, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and any Indemnified Party, on the other, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, the Company or such Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Transactional Losses will be deemed to include any legal or other fees or expenses incurred by such party in connection with any action, suit or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            (c) The provisions of this Section 4.12 will survive notwithstanding any termination hereof or the Closing of any of the transactions contemplated hereby.

            (d) The indemnity, contribution and expense reimbursement obligation of the Company in this Agreement will be in addition to any liability the Company may otherwise have. The obligations of the Company to each Indemnified Party will be separate obligations, and the liability of the Company to any Indemnified Party will not be extinguished solely because any other Indemnified Party is not entitled to indemnity or contribution hereunder.

            4.13. Board Attendance, Etc. (a) From the date hereof to the Closing, the Company will notify the Purchaser at least 48 hours (or, if shorter, when a general notice is given pursuant to the By-Laws) in advance of every meeting of the Board (or any committee thereof) and will permit a representative of the Purchaser to attend, as an observer, such meeting (including, at the option of the Purchaser, by telephone); provided, however, that (i) if, in the opinion of the Chairman of the Board of the Company, the Board is required to deliberate as to a matter involving an actual and material conflict of interest between Purchaser, on the one hand, and the Company on the other hand, the Chairman may exclude such observer from that portion of any meeting relating to such matter but only if no action is taken with respect to any other matter during such observer's absence, and (ii) the Purchaser will not be deemed to have such a conflict of interest in respect of a proposal by another person or entity to acquire control of the Company, whether by merger, consolidation or otherwise (a "Third-Party Takeover Bid") unless and until the Purchaser informs the Company that it or any of its Affiliates has determined to make a proposal to acquire control of the Company, whether by tender or exchange offer, by merger, consolidation or otherwise (a "Purchaser Takeover Bid").

            (b) In the event that, prior to the Closing Date, the Board determines in good faith, based upon the advice of outside counsel as to legal matters, that its fiduciary duties require it to consider a Third-Party Takeover Bid, then the Company will immediately notify the Purchaser thereof and afford the Purchaser a reasonable opportunity (not less than five business days) to consider whether to make a Purchaser Takeover Bid in response thereto. If the Purchaser (or an Affiliate thereof) submits a Purchaser Takeover Bid that provides substantially equivalent or higher value to the shareholders of the Company (other than the Purchaser and its Affiliates) than a Third-Party Takeover Bid which the Board otherwise proposes to authorize the Company to accept, the Company will, unless prohibited by Law, accept the Purchaser's Takeover Bid without any subsequent rounds of bidding and the Purchaser's Takeover Bid will not be terminable by the Company in the event of a subsequent Third Party Takeover Bid.

            (c) Notwithstanding any other term or provision hereof, nothing in this Section 4.13 will affect the parties' respective obligations in respect of the purchase and sale of the Shares and Warrant provided for herein whether or not a Third- Party Takeover Bid shall have been made.

            4.14. Listing. Without limiting the generality or effect of any other provision hereof, the Company will use its best efforts to cause the Shares and the Warrant Shares to be eligible for trading on the NASDAQ National Market System, the American Stock Exchange or such other exchange as the Board may determine to be appropriate.

            4.15. Certain Rights Offerings. In the event that the Company determines to seek to raise additional equity capital during the 18-month period immediately following the Closing, the Company agrees that it will use its best efforts to raise such equity capital through the exercise of the Company's rights under Section 1.2 or one or more rights offerings to the holders of Common Stock. Subject to the limitations of the Standstill Agreement (if applicable), in any such rights offering, the Purchaser will exercise all rights to purchase Common Stock distributed to it and, if the rights offered are not assignable, the Purchaser will purchase from the Company, on the same terms as those governing the rights offering, all shares of Common Stock not purchased by distributees of rights, provided, however, that the Purchaser will not be obligated to pay more than $30.0 million pursuant to this Section 4.15.

            4.16. Shareholder Approval. The Company will use its best efforts to secure Shareholder Approval as promptly as practicable and in any event within 180 calendar days after the Closing Date, and the Board of Directors (in accordance with its resolutions adopted prior hereto) will recommend that the Company's shareholders give such approval. "Shareholder Approval" means the approval, by the holders of a majority of the Company's outstanding shares having the right to vote generally on matters submitted to the Company's security holders for a vote, of:

            (a) the ratification of this Agreement and all documents and transactions contemplated hereby including without limitation the issuance of Common Stock pursuant to the Sale Option and the Purchase Option;

            (b) any other matter necessary or appropriate for the Purchaser to exercise its rights under this Agreement or any document contemplated hereby or to exercise its rights of share ownership; and

            (c) any other matter reasonably requested by the Purchaser.

If the shareholders fail to approve any of the foregoing matters as contemplated above, the Company, if requested by the Purchaser, will use its best efforts to obtain Shareholder Approval at any annual meeting of shareholders held prior to December 31, 1999.

            4.17. Securities Law Filings. As promptly as practicable but not later than 45 calendar days after the Closing Date, the Company and, if applicable, the officers and directors of the Company will make such filings with the SEC, or make amendments to existing filings, as the Purchaser may reasonably request.

            4.18. Purchaser Option to Purchase Outstanding Converts. In the event that the Company receives notice that any of the 9.0%, 9.1% or 10% debentures outstanding immediately prior to the Closing Date (the "Outstanding Converts") is to be converted and the Company has the option to redeem the Outstanding Converts, the Company shall immediately notify in writing the Purchaser thereof, and if the Purchaser so directs in writing prior to the expiration of the time permitted for the Company to redeem such Outstanding Converts, the Company will redeem the Outstanding Converts to be converted and simultaneously therewith issue securities having identical terms, except that such securities will not be subject to redemption, to the Purchaser in exchange for the Purchaser's payment of the redemption price therefor. If the Purchaser or any of its Affiliates otherwise purchases any Outstanding Converts, then without further action the Company will be deemed to have waived the redemption rights relating to the Outstanding Converts so purchased. If Shareholder Approval is not obtained, the Outstanding Converts owned by Purchaser will be deemed to be convertible into Series F Preferred unless and until Shareholder Approval is obtained.

            4.19. Debenture Payments. From the date hereof until Purchaser and its Affiliates no longer own 20% or more of the outstanding Common Stock, when and to the extent permitted by the terms of the Outstanding Converts, the Company will satisfy all payment obligations (other than interest) under the Outstanding Converts by issuing the Company's Common Stock and will not redeem any Outstanding Converts presented for conversion unless in either such case the Purchaser has consented thereto.

            4.20. Certain Limitations. During the period, if any, between the date on which the Purchaser and its Affiliates acquire a majority of the outstanding Common Stock and the date of the adjournment of the first shareholder meeting for the election of directors after such acquisition, the Company will not issue any voting securities or securities convertible into or exchangeable for voting securities other than pursuant to binding obligations entered into prior to the first such date otherwise than in breach of this Agreement.

                            V. CONDITIONS TO CLOSING

            5.1. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, or each of the following conditions:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than those qualified by material adverse effect, which shall be true and correct in all respects) as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date (which shall be true and correct as of the other date), and the covenants and agreements contained in this Agreement to be complied with by the Purchaser as of or before the Closing Date shall have been complied with in all material respects.

            (b) Injunctions. No injunction or order shall have been entered and continue to be in effect in any action, suit or proceeding commenced by or before any governmental authority against the Company enjoining, restraining or materially and adversely altering the transactions contemplated hereby.

            (c) Incumbency Certificate of the Purchaser. The Company shall have received a certificate of the Purchaser certifying the names and signatures of the persons authorized to sign this Agreement and the other documents to be delivered hereunder on their behalf.

            (d) Consents and Approvals. The Company shall have received, in form and substance satisfactory to it in its reasonable good faith determination, all authorizations, consents, orders and approvals set forth in Schedule 2.13.

            (e) Closing. The Closing shall have occurred on or before August 30, 1996 (the "Outside Date"). (Notwithstanding the foregoing, if an action, suit or proceeding contemplated by Section 5.2(b) hereof (a "Transaction Action") is commenced prior to, and is continuing on, any date that would otherwise be the Outside Date and the Purchaser does not nonetheless, elect to waive the condition in Section 5.2(b), the term "Outside Date" will mean the fifth business day following the date such Transaction Action is settled or finally judicially determined or no longer renders it impossible or unlawful to consummate the transactions contemplated thereby; provided, however, that the Outside Date may not be so extended beyond September 13, 1996 without the consent of all of the parties.)

            (f) Deliveries. All items set forth in Section 1.4(a) hereof shall have been delivered to the Company and the Purchaser shall have duly executed and delivered to the Company a copy of the Standstill Agreement.

            5.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than those qualified by Material Adverse Effect, which shall be true and correct in all respects) as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date (which shall be true and correct as of the other date), and the covenants and agreements contained in this Agreement to be complied with by the Company as of or before the Closing Date shall have been complied with in all material respects.

            (b) Litigation. No action, suit or proceeding shall have been commenced or threatened by or before any court or other governmental authority against the Purchaser, the Company or any of their respective Affiliates, seeking to restrain or materially and adversely alter the transactions contemplated hereby or by the other documents contemplated hereby, which in the reasonable good faith determination of the Purchaser is likely to render it impossible or unlawful to consummate the transactions contemplated hereby or thereby or which could have a Material Adverse Effect or otherwise render inadvisable, in the opinion of the Purchaser, the consummation of the transactions contemplated hereby or thereby; provided, however, that the provisions of this Section 5.2(b) will not apply if the Purchaser has directly or indirectly initiated any such action.

            (c) Resolutions of the Company. The Purchaser shall have received a true and complete copy, certified by the secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board dated at least one day prior to Closing evidencing its authorization of the execution and delivery of this Agreement, as amended, the consummation of the transactions contemplated hereby, the reconstitution of the Board as contemplated hereby, the amendment to the By-Laws of the Company contemplated hereby and the Board's approval of the acquisition of the Shares, the Warrant and the Series F Preferred by the Purchaser pursuant to Sections 14-2-1111 and 14-2-1132 of the GBCC.

            (d) Incumbency Certificate of the Company. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

            (e) Consents and Approvals. The Purchaser and the Company shall have received, each in form and substance satisfactory to the Purchaser in its reasonable good faith determination, all authorizations, consents, orders, permits, licenses and approvals of all governmental authorities and officials and all third party consents required for consummation of the transactions contemplated hereby.

            (f) Organizational Documents. The Purchaser shall have received a copy of (i) the Articles of Incorporation, as amended to date (or similar organizational documents), including the Articles of Amendment of the Company and of each active Subsidiary, certified by the secretary of state of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier that 15 calendar days prior to the date of the Closing and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the day of the Closing, stating that no amendments have been made to such Articles of Incorporation (or similar organizational documents) since such date, and (ii) the By-Laws (or similar organizational documents) of the Company and of each active Subsidiary, certified by the Secretary or Assistant Secretary of each such entity and amended as contemplated herein.

            (g) Good Standing; Qualification to do Business. The Purchaser shall have received long-form good standing (or equivalent) certificates for the Company and for each active Subsidiary from the Secretary of State of such jurisdictions reasonably requested by the Purchaser, in each case dated as of a date not earlier that 15 calendar days prior to the day of the Closing.

            (h) No Material Adverse Effect. Since December 31, 1995, no event or events (other than those described on Schedule 2.6) shall have occurred with respect to the Company or any Subsidiary, or be reasonably likely to occur with respect to any thereof, which could reasonably be expected to have a Material Adverse Effect.

            (i) Closing. The Closing shall have occurred on or before the Outside Date.

            (j) Deliveries. All items set forth in Section 1.4(b) hereof shall have been delivered to the Purchaser, the Company shall have duly executed and delivered to the Purchaser a copy of the Standstill Agreement and the Registration Rights Agreement and the Company and the officers of the Company named in the letter agreement in the form of Exhibit F shall have duly executed such letter agreement and delivered a copy thereof to the Purchaser.

            (k) Other Matters. The Company shall have taken the actions referred to in Schedule 5.2(k), including without limitation reacquiring all of the properties and rights designated thereon as "Domestic IP Rights" with the result that the Company shall be the sole owner thereof prior to the Closing. In connection therewith, (i) the Company's total expenditures and other obligations in respect of the reacquisition of the properties and rights designated on
Schedule 5.2(k) as the "Domestic IP Rights" shall not exceed $2.0 million and
(ii) such action and the actions taken in respect of the reacquisition of the properties and rights designated on Schedule 5.2(k) as "Nondomestic IP Rights" shall be satisfactory to the Purchaser and its counsel in their reasonable discretion.

            (l) Management Equity. The Board shall have taken the actions described on Schedule 5.2(l) with respect to management equity incentives.

            (m) Articles of Amendment for Series F Preferred. The Company shall have filed with the Secretary of State of the State of Georgia the appropriate documents to amend its Articles of Incorporation to authorize the issuance of the Series F Preferred and Purchaser shall have received a copy of the Articles of Amendment of the Company authorizing such issuance certified by the Secretary of State of the State of Georgia.

            (n) Rights Plan. The Rights Plan Amendment shall continue to be in effect and since the date hereof the Board shall not have taken or authorized the Company to take any action affecting the capitalization of the Company except as contemplated in Schedule 5.2(n).

            (o) Third Party Registration Rights. The Company shall have obtained the consents of the holders of existing registration rights to the Company's grant of registration rights to Purchaser under the Registration Rights Agreement (if such consent is required under the existing agreements providing such registration rights in order to grant registration rights as contemplated by the Registration Rights Agreement) and to future sellers of assets and businesses to the Company.

                               VI. INDEMNIFICATION

            6.1. Indemnification of the Purchaser. (a) Right of Indemnification. Subject to the terms of this Article VI, the Company covenants and agrees to indemnify and hold harmless each Indemnified Party from and against any loss, damage or expense, including without limitation reasonable attorneys' and accountants' fees and charges (each such individual occurrence is hereinafter referred to as a "Loss" and collectively, as "Losses") suffered by any Indemnified Party, directly or indirectly, as a result of any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by the Company hereunder or in any other document contemplated hereby or any inaccuracy or misrepresentation by the Company or any Subsidiary in a document, certificate or affidavit delivered by the Company at the Closing or in any thereof. The rights of any Indemnified Party hereunder will not be exclusive of the rights of any Indemnified Party under any other agreement or instrument to which the Company is a party and nothing in this Article VI will limit the rights and obligations of the parties under Section 1.5, provided, however, that to the extent that an adjustment has been finally settled under Section 1.5, the Purchaser will not be entitled to recover under this Section 6.1. Nothing in such other agreement or instrument will be interpreted as limiting or otherwise adversely affecting an Indemnified Party's rights hereunder and nothing in this Agreement will be interpreted as limiting or otherwise adversely affecting the Indemnified Party's rights under any such other agreement or instrument, provided, however, that no Indemnified Party will be entitled hereunder to recover more than its indemnified Loss.

            (b) Threshold. No Indemnified Party will be entitled to indemnification pursuant to this Section 6.1 with respect to any claims in respect of breaches of representations and warranties until the aggregate amount of all Losses (other than Transactional Losses) suffered by Indemnified Parties in the aggregate exceeds $100,000 (the "Threshold"), whereupon Indemnified Parties will be entitled to indemnification pursuant to this Section 6.1 from the Company for the full amount of all such Losses (other than Transactional Losses) suffered by Indemnified Parties (regardless of the Threshold) up to an aggregate total amount of the Purchase Price (the "Cap"). The foregoing provision of this Section 6.1(b) notwithstanding, the Threshold and the Cap will not apply with respect to any Loss or Losses relating directly or indirectly to claims of any nature whatsoever (i) relating to, resulting from or arising out of any breach of any covenant or agreement hereunder or in any other document contemplated hereby or (ii) against any Indemnified Party or Parties made by or on behalf of any director or officer of the Company or any of its Subsidiaries.

            6.2. Procedure for Claims. (a) Notice of Claim. After obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification under this Article VI (referred to herein as an "Indemnification Claim"), and Indemnified Party will be required to give written notice to the Company of such Indemnification Claim ("Notice of Claim"). A Notice of Claim will be given with respect to all Indemnification Claims, whether or not the Threshold has been reached; provided, however, that the failure to give Notice of Claim to the Company will not relieve the Company from any lability that it may have to an Indemnified Party hereunder to the extent that the Company is not prejudiced by such failure. No Indemnified Party will be entitled to give a Notice of Claim with respect to any actual or alleged breach of any representation or warranty herein after December 31, 1997. The Notice of Claim will be required to set forth the amount (or a reasonable estimate) of the Loss or Losses suffered, or which may be suffered, by an Indemnified Party as a result of such Indemnification Claim, whether or not the Threshold has been reached, and a brief description of the facts giving rise to such Indemnification Claim. The Indemnified Party will furnish to the Company such information (in reasonable detail) it may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

            (b) Third Party Claim. (i) If the claim or demand set forth in the Notice of Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Company will have 15 calendar days after the date of receipt by the Company of the Notice of Claim (the "Notice Date") to notify the Indemnified Parties in writing of the election by the Company to defend the Third Party Claim on behalf of the Indemnified Parties, provided, however, that the Company will be entitled to assume the defense of any such Third Party Claim only if it unconditionally and irrevocably undertakes to indemnify all Indemnified Parties in respect thereof.

            (ii) If the Company elects to defend a Third Party Claim on behalf of the Indemnified Parties, the Indemnified Parties will make available to the Company and their agents and representatives all records and other materials in their possession which are reasonably required in the defense of the Third Party Claim and the Company will pay all expenses payable in connection with the defense of the Third Party Claim as they are incurred.

            (iii) In no event may the Company settle or compromise any Third Party Claim without the Indemnified Parties' consent, which may not be unreasonably withheld, provided, however, that if a settlement is presented by the Company to the Indemnified Parties for approval and the Indemnified Parties withhold their consent thereto, then any amount by which the final Losses (including reasonable attorneys' fees and charges) resulting from the resolution of the matter exceeds the rejected settlement amount, plus attorneys' fees incurred to such date, will be excluded from the amount covered by the indemnification provided for in this Agreement and shall be borne by the Indemnified Parties.

            (iv) If the Company elects to defend a Third Party Claim, the Indemnified Parties will have the right to participate in the defense of the Third Party Claim, at the Indemnified Parties' expense (and without the right to indemnification for such expense under this Agreement), provided, however, that the reasonable fees and expenses of counsel retained by the Indemnified Parties will be at the expense of the Company if (A) the use of the counsel chosen by the Company to represent the Indemnified Parties would present such counsel with a conflict of interest; (B) the parties to such proceeding include both Indemnified parties and the Company and there may be legal defenses available to Indemnified Parties which are different from or additional to those available by the Company; (C) within 10 calendar days after being advised by the Company of the identity of counsel to be retained to represent Indemnified Parties, they shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to the Company), and the Company shall not have retained different counsel satisfactory to the Indemnified Parties; or (D) the Company shall have authorized the Indemnified Parties to retain a single separate counsel at the expense of the Company, such authorization to be made by the directors who are not designees of the Purchaser or its Affiliates.

            (v) If the Company does not elect to defend a Third Party Claim, or does not defend a Third Party Claim in good faith, the Indemnified Parties will have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Company, to defend such Third Party Claim.

            (c) Cooperation in Defense. The Indemnified Parties will cooperate with the Company in the defense of a Third Party Claim and make reasonably available the facts relating to the Third Party Claim. Subject to the foregoing,
(i) no Indemnified Party will have any obligation to participate in the defense of or to defend any Third Party Claim and (ii) no Indemnified Parties' defense of or their participation in the defense of any Third Party Claim will in any way diminish or lessen their right to indemnification as provided in this Agreement.

            6.3. Indemnification of the Company. The Purchaser will indemnify and hold harmless the Company and its current and future officers, directors, employees and agents from and against damage or expense (including without limitation reasonable attorneys' and accountants' fees and charges) suffered by any of them as a result of any inaccuracy in or breach of any of the representations, warranties or covenants may by the Purchaser hereunder. The procedures for and limits on indemnification in respect of the obligations of the Purchaser under this Section

6.2 will be the same as those set forth in Section 6.1(b) and 6.2 with the exception of the time limits set forth in the third sentence of Section 6.2(a).

                           VII. TERMINATION AND WAIVER

            7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by the Purchaser if, between the date hereof and the Closing;
(i) an event or condition occurs that has resulted in or that could reasonably be expected to result in an Material Adverse Effect, (ii) any representation or warranty of the Company contained in this Agreement shall not have been true and correct in all material respects when made, (iii) the Company shall not have substantially complied with any covenant or agreement to be complied with by it and contained in this Agreement, or (iv) the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization; provided, however, that in the case of events described in clause (ii) or (iii) of this sentence, the Purchaser may not terminate this Agreement pursuant to this Section 7.1(a) unless the Purchaser shall have notified the Company of its intention to do so and given the Company the opportunity to cure any breach of this Agreement (if and to the extent curable) during the period commencing with the date of such notice and ending on the earlier of (A) August 30, 1996 and (B) ten business days after the date of such notice;

            (b) by the Company if, between the date hereof and the Closing: (i) any representation or warranty of the Purchaser contained in this Agreement shall not have been true and correct in all material respects when made or (ii) the Purchaser shall not have substantially complied with any covenant or agreement to be complied with by any of them contained in this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(b) unless the Company shall have notified the Purchaser of its intention to do so and given the Purchaser the opportunity to cure any breach of this Agreement (if and to the extent curable) during the period commencing with the date of such notice and ending on the earlier of (A) August 30, 1996 and (B) ten business days after the date of such notice;

            (c) by any of the Company or the Purchaser if the Closing shall not have occurred by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(c) will not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

            (d) by any of the Purchaser or the Company in the event that any government authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

            (e) by the mutual written consent of the Company and the Purchaser.

            7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto except that (a) Sections 1.2, 4.3, 4.12, 6.1 and 8.1 and Article VI will remain in full force and effect and (b) nothing herein will relieve any party from liability for any breach of this Agreement.

            7.3. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto, or (c) waive compliance with any of the agreements or condition of the other party contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or conditions of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. After the Closing, this Agreement may be waived or amended by the Company only with the approval of a majority of the members of the Board not designated for election by the Purchaser.

                            VIII. GENERAL PROVISIONS

            8.1. Expenses. Without limiting the generality or effect of any other provision hereof, including without limitation Section 6.1 or any agreement or instrument contemplated hereby, including without limitation Purchaser's Interim Financing Facility Agreement, if (a) the Closing occurs, (b) the Closing does not occur and the Company has breached any of its representations, warranties, covenants or agreements herein, or (c) the Company incurs any Indebtedness, or the Purchaser or an Affiliate thereof advances any funds or acquires any Indebtedness, pursuant to the Purchaser's Interim Financing

Facility Agreement, the Company will, upon request by the Purchaser, promptly reimburse the Purchaser for all out-of-pocket fees, costs and expenses, including without limitation legal, accounting, financing, inspection and appraisal fees and charges, relating to this Agreement, the other documents contemplated hereby and thereby and the transactions contemplated hereby and thereby (collectively "Expenses") and filing fees under the HSR Act (including in respect of any subsequent acquisition of securities), regardless of whether such transactions are consummated. If the Closing does not occur and the Company has not breached any of its representations, warranties, covenants or agreements herein, the Company will have the right, upon notice to the Purchaser (the "Stock Payment Notice"), to satisfy its obligation to make the reimbursement payments provided for in this Section 8.1 by issuing shares of Common Stock to the Purchaser valued based on the average NASDAQ closing price therefor for the 20 trading days prior to the date hereof, and will use its best efforts promptly to cause such shares of Common Stock to be registered for resale and eligible for trading on the NASDAQ; provided, however, that in the event that the Purchaser notifies the Company within five business days of receipt of the Stock Payment Notice that it has elected to do so, the amounts otherwise payable in Common Stock will be added to the Indebtedness outstanding under Purchaser's Interim Credit Facility.

            8.2. Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier services, by cable, by fax, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

            (a)   if to the Company:

                  Mountasia Entertainment International, Inc.
                  5895 Windward Parkway, Suite 220
                  Alpharetta, Georgia 30202-4128
                  Attention:  Chief Executive Officer
                  Fax:  (770) 442-6655

                  with a copy to:

                  Rogers & Hardin
                  2700 Cain Tower
                  229 Peachtree Street
                  Atlanta, Georgia  30303
                  Attention: Edward J. Hardin
                  Fax: (404) 525-2224

            (b)   If to the Purchaser:

                  MEI Holdings, L.P.
                  4200 Texas Commerce Tower
                  Dallas, Texas 75201
                  Attention: Daniel A. Decker
                  Fax: (214) 220-4949

                  with a copy to:

                  Jones, Day, Reavis & Pogue
                  599 Lexington Avenue
                  New York, New York  10022
                  Attention:  Robert A. Profusek, Esq.
                  Fax:  (212) 755-7306

            8.3. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

            8.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transaction contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            8.5. Entire Agreement. This Agreement and the other agreements and instruments referenced herein (including all Exhibits and Schedules referenced herein or therein) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Company and the Purchaser with respect to the subject matter hereof and thereof.

            8.6. Assignment. This Agreement may not be assigned by operation of law or otherwise (other than an assignment to a Related Person of the Purchaser) without the express written consent of the non-assigning party or parties (which consent may be granted or withheld in the sole discretion of such parties). "Related Person" of the Purchaser means any Affiliate of the Purchaser or any investment fund, investment account or investment entity whose investment manager, investment advisor or principal thereof, is such Purchaser, an Affiliate of such Purchaser or an investment manager, investment advisor or principal of such Purchaser or Affiliate.

            8.7. No Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and, except as provided herein with respect to Indemnified Parties (who are intended third-party beneficiaries hereof), nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit or remedy of any mature whatsoever under or by reason of this Agreement.

            8.8. Amendment. This Agreement may not be amended or modified except
(a) by an instrument in writing signed by, or on behalf of, the Company and the Purchaser or (b) by a waiver in accordance with Section 7.3.

            8.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

            8.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together will constitute one and the same agreement.

            8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            8.12. Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement will survive for the time periods set forth in Section 6.2.

            8.13. Miscellaneous. As used in this Agreement, (i) references to Sections , Articles, Exhibits and Schedules are to Sections , Articles, Exhibits and Schedules of or to this Agreement, (ii) terms used herein with initial capital letters have the meanings ascribed to them herein, (iii) the terms "Affiliate" and "Associate" have the meanings ascribed to those terms in Rule 405 under the Securities Act, (iv) the word "or" is disjunctive but not exclusive, (v) no provision hereof will be interpreted in favor of or against any party by reason of which party drafted such provision or this Agreement as an entirety, and (vi) terms used herein which are defined in GAAP have the meanings ascribed to them therein.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereto duly authorized.


                                MOUNTASIA ENTERTAINMENT
                                  INTERNATIONAL, INC.

                                    By:   /s/ L. Scott Demerau
                                          ____________________________
                                    Name:     L. Scott Demerau
                                          ____________________________
                                    Title:    Chief Executive Officer
                                          ____________________________

                              MEI HOLDINGS, L.P.

                              By:   MEI GenPar, L.P., its
                                    general partner

                              By:   HH GenPar Partners,
                                    its general partner
                                    and co-manager

                              By:   Hampstead Associates,
                                    Inc.,
                                    its general partner and
                                    co-manager

                                    By:   /s/ Daniel A. Decker
                                          ____________________________
                                    Name:     Daniel A. Decker
                                          ____________________________
                                    Title:    Executive Vice President
                                          ____________________________